Exhibit (j)(1)


            Consent of Independent Registered Public Accounting Firm


As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 9, 2007 on the financial statements of the Ashport Mutual Funds, comprising Ashport Large Cap Fund, Ashport Small/Mid Cap Fund, and Ashport Global Fixed Income Fund as of November 30, 2006 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Ashport Mutual Funds Registration Statement on Form N-1A.



Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)
Westlake, Ohio
March 28, 2007